Exhibit 4.1.2

GUARANTEE

dated [                         ] 2008

created by

PUBLIC JOINT-STOCK COMPANY “WIMM-BILL-DANN BEVERAGES”

as Guarantor

in favour of

ING BANK N.V., LONDON BRANCH
as Agent

Ref: L-149937

Linklaters LLP

CONTENTS

1.	Definitions and interpretation	1
2.	Guarantee and indemnity	2
3.	Interest	4
4.	Tax gross-up and indemnities	5
5.	Other indemnities	6
6.	Enforcement Costs	6
7.	Representations	7
8.	Information undertakings	11
9.	General undertakings	12
10.	Assignment	15
11.	Incorporation of terms	15
12.	Governing law	15
13.	Enforcement	15

i

THIS DEED OF GUARANTEE is dated [                   ] 2008 and made between:

(1)         PUBLIC JOINT-STOCK COMPANY “WIMM-BILL-DANN BEVERAGES” (the “Guarantor”); and

(2)         ING BANK N.V., LONDON BRANCH as agent of the other Finance Parties (the “Agent”).

BACKGROUND

(A)        The Guarantor is entering into this Deed in connection with the Finance Documents.

(B)         The Agent and the Guarantor intend this document to take effect as a deed (even though the Agent only executes it under hand).

(C)         The Agent is entering into this Deed on behalf of, and for the benefit of, the Finance Parties.

IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions and Construction

(a)         Unless a contrary indication appears, a term defined in the Facility Agreement has the same meaning in this Deed. In addition, in this Deed:

“Borrower” means Open Joint Stock Company “Wimm-Bill-Dann Foods”.

“Facility Agreement” means the USD 250,000,00 facility agreement dated on or about the date of this Deed between the Borrower, ABN AMRO Bank N.V., CALYON and ING Bank N.V. as mandated lead arrangers, the Lenders (as defined therein) and the Agent.

“Party” means a party to this Deed.

“Repeating Representations” means each of the representations set out in Clauses 7.1 (Status) to 7.6 (Governing law and enforcement), 7.9 (No default) to 7.13 (No proceedings pending or threatened) and 7.17 (Taxes).

(b)         Any reference in this Deed to a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument.

(c)         The principles of construction set out in clause 1.2 (Construction) of the Facility Agreement shall have effect as if set out in this Deed.

1.2         Clauses

In this Deed any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Deed.

1.3         Third Party Rights

Subject to the remaining provisions of this Clause, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Deed. The Finance Parties through the Agent may enforce and rely on the terms of this Deed in accordance with the terms of this Deed and the Third Parties Act as if they were parties to this Deed.

1.4         Company as agent

The Guarantor authorises and instructs the Borrower to sign, despatch and/or receive as its agent all documents and notices to be signed, dispatched and/or received by the Guarantor, and to take as its agent any other action necessary or desirable, under or in connection with the Finance Documents.

2.           GUARANTEE AND INDEMNITY

2.1         Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)            guarantees to each Finance Party punctual performance by each Obligor of all of that Obligor’s obligations under the Finance Documents;

(b)           undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)            agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause 2 is not recoverable on the basis of a guarantee, it will be liable to indemnify that Finance Party against any cost, loss or liability it incurs as a result of any Obligor not paying any amount when due under or in connection with any Finance Document.  The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2 if the amount claimed had been recoverable on the basis of a guarantee.

2.2         Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

2.3         Reinstatement

If as a result of insolvency or any similar event:

(a)            any payment by an Obligor is avoided, reduced or must be restored; or

(b)           any discharge or arrangement (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) is made in whole or in part on the basis of any payment, security or other thing which is avoided, reduced or must be restored:

(i)           the liability of the Guarantor shall continue or be reinstated as if the payment, discharge, avoidance, arrangement or reduction had not occurred; and

(ii)          each Finance Party shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

2.4         Waiver of defences

The obligations of the Guarantor under this Clause 2 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 2 (without limitation and whether or not known to it or any Finance Party) including:

(a)            any time, waiver or consent granted to, or composition with, any Obligor or any other person;

(b)                                  the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)            the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)            any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)                                     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)           any insolvency or similar proceedings.

2.5         Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 2.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

2.6         Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)            refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)                                  hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 2.

2.7         Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)            to be indemnified by an Obligor;

(b)                                  to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

(c)            to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment mechanics) of the Facility Agreement.

2.8         Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

3.           INTEREST

3.1         Default interest

If the Guarantor fails to pay any amount payable by it under this Deed on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 2 per cent and the rate which would have been payable under the Facility Agreement if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 3.1 shall be immediately payable by the Guarantor on demand by the Agent.

3.2         Compounding

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

4.           TAX GROSS-UP AND INDEMNITIES

4.1         Tax gross-up

(a)         The Guarantor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                           The Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, the Agent shall notify the Guarantor on becoming so aware in respect of a payment payable to it or any Finance Party.

(c)                            If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                           If the Guarantor is required to make a Tax Deduction, the Guarantor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                            Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Agent evidence reasonably satisfactory to the Agent that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

4.2         Stamp taxes

The Guarantor shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Deed.

4.3         Value added tax

(a)         All amounts set out, or expressed to be payable under a Finance Document by any party to a Finance Document which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(b)         If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any party to a Finance Document (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

Where a Finance Document requires any party thereto to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

5.           OTHER INDEMNITIES

5.1                           Currency indemnity

(a)                            If any sum due from the Guarantor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)             making or filing a claim or proof against the Guarantor;

(ii)            obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)         The Guarantor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

5.2         Indemnities separate

Each indemnity in each Finance Document shall:

(a)            constitute a separate and independent obligation from the other obligations in that or any other Finance Document;

(b)                                  give rise to a separate and independent cause of action;

(c)                                   apply irrespective of any indulgence granted by any Finance Party;

(d)                                  continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Finance Document or any other judgment or order; and

(e)                                   apply whether or not any claim under it relates to any matter disclosed by the Guarantor or otherwise known to any Finance Party.

6.           ENFORCEMENT COSTS

To the extent not paid by the Borrower, the Guarantor shall, within five Business Days of demand, pay the Agent the amount of all costs and expenses (including legal fees) incurred by the Agent in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

7.           REPRESENTATIONS

The Guarantor makes the representations and warranties set out in this Clause 7 to each Finance Party on the date of this Deed.

7.1                           Status

(a)                            It is an open joint stock company, duly incorporated and validly existing under the laws of the Russian Federation.

(b)                           It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

7.2                           Binding obligations

The obligations expressed to be assumed by it in this Deed are, subject to any Reservations, legal, valid, binding and enforceable.

7.3         Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not conflict with:

(a)            any law or regulation applicable to it;

(b)           its or any of its Subsidiaries’ constitutional or other internal documents; or

(c)                                   any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets,

nor result in the existence of, or oblige it to create, any Security over any of its or its Subsidiaries’ assets. For the avoidance for doubt and without limiting the generality of the foregoing, guaranteeing the Total Commitments will not cause any guaranteeing limit binding upon it to be exceeded nor will such guaranteeing or the entry into this Deed oblige it to enter into any subordination agreement in respect thereof.

7.4         Power and authority

(a)                            It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated thereby.

(b)         Without limiting the generality of paragraph (a) above, this Deed, and the transactions contemplated thereunder, does not or will not constitute a major transaction or an interested party transaction for it under applicable Russian law, except where requisite corporate approvals authorising all major transactions and all interested party transactions have been obtained by it with respect to this Deed.

7.5         Validity and admissibility in evidence

All Authorisations required or desirable:

(a)                                   to enable it lawfully to enter into, exercise its rights and comply with its obligations under this Deed; and

(b)                                  to make this Deed admissible in evidence in its jurisdiction of incorporation,

have been (or will be when required by applicable law or regulation) obtained or effected and are (or will be at the time required by applicable law or regulation) in full force and effect.

7.6         Governing law and enforcement

(a)         Subject to any Reservations, the choice of English law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation.

(b)         Subject to any Reservations, any arbitration award obtained in England in relation to this Deed will be recognised and enforced in its jurisdiction of incorporation.

7.7         Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under this Deed.

7.8         No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed or the transactions contemplated thereby.

7.9         No default

(a)         No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)         No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

7.10       No misleading information

(a)                            Any factual information provided by or on behalf of it in writing in connection with any Finance Document (including, without limitation, the Agreed Reorganisation Memorandum) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)         Any financial projections contained in any written information provided by or on behalf of it to any Finance Party in connection with any Finance Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                            Nothing has occurred or been omitted from any written information (including, without limitation, the Agreed Reorganisation Memorandum) provided by it to any Finance Party in connection with any Finance Document that results in the information referred to in paragraphs (a) and (b) above being untrue or misleading in any material respect.

7.11                     Financial statements

(a)                            Its Original Financial Statements were prepared in accordance with RAS consistently applied.

(b)                           Its Original Financial Statements represent its financial condition and operations as at the end of and for the relevant financial period.

(c)                            It has not incurred any material liabilities since the date of its Original Financial Statements or its most recent financial statements delivered pursuant to Clause 8.1 (Financial statements) (whichever is later), which were not disclosed to the Agent in writing.

(d)                           There has been no material adverse change in its business or financial condition since the date of its Original Financial Statements.

7.12       Pari passu ranking

Its payment obligations under this Deed rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.13       No proceedings pending or threatened

Save as fully, fairly and specifically disclosed to the Agent in writing prior to the date of this Deed and except for any frivolous or vexatious proceedings which are being contested in good faith and with appropriate action and which are discharged, stayed or dismissed within 30 days from commencement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) have been started or threatened against it or any of its Subsidiaries.

7.14       Title

It and each of its Subsidiaries has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.

7.15       Environmental Laws and Environmental Licences

Except as fully, fairly and specifically disclosed to the Agent in writing prior to the date of this Agreement, it and each of its Subsidiaries has:

(a)                                   complied with all Environmental Laws to which it may be subject;

(b)                                  obtained all Environmental Licences required or desirable in connection with its business; and

(c)                                   complied with the terms of those Environmental Licences.

7.16       Environmental releases

No:

(a)            property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)           discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property.

7.17                   Taxes

(a)                            It and each of its Subsidiaries are not materially overdue in filing any income tax returns and all other material tax returns which are required to be filed in all jurisdictions.

(b)                           It and each of its Subsidiaries have duly paid when due all Taxes required to be paid by it other than any Taxes:

(i)                                    that are being contested by it in good faith and in accordance with the relevant procedures, for which adequate reserves are being maintained in accordance with GAAP and where payment can be lawfully withheld and will not result in the imposition of any penalty nor in any attachment or freezing of its assets; or

(ii)                                 the non-payment of which is not likely to have a Material Adverse Effect.

7.18                   Pensions, undisclosed liabilities

(a)                            Neither it nor any of its Subsidiaries have any material liability in respect of any pension scheme or otherwise and there are no circumstances which would give rise to such a liability.

(b)                           It and each of its Subsidiaries is in compliance with all applicable laws and contracts relating to and the governing provisions of the pension schemes maintained by or for its or any of its Subsidiaries’ benefit or for the benefit of any of its or its Subsidiaries’ employees.

7.19                   Immunity

(a)                          The execution and delivery of this Deed by it constitutes, and the exercise by it of its rights and performance of its obligations under this Deed will constitute, private and commercial acts performed for private and commercial purposes.

(b)                         It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in any jurisdiction in relation to this Deed.

7.20                   Solvency

(a)                          It is not insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of the law of the jurisdiction in which it is incorporated nor, in any such case, will it become so in consequence of entering into this Deed, and/or performing any transaction contemplated by this Deed.

(b)                         It has not taken any corporate action nor have any legal proceedings or other procedure or step been taken, started or threatened in relation to anything referred to in Clause 21.8 (Insolvency proceedings) of the Facility Agreement.

7.21                   No Security

No Security exists over all or any of its (or any of its Subsidiaries’) assets other than Permitted Security.

7.22                   Repetition

The Repeating Representations are deemed to be made by the Guarantor by reference to the facts and circumstances then existing on the date of each Utilisation Request, the date on which the Agreed Reorganisation is completed and the first day of each Interest Period.

8.                               INFORMATION UNDERTAKINGS

The undertakings in this Clause 8 remain in force from the date of this Deed for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

8.1                         Financial statements

The Guarantor shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                  as soon as the same become available but in any event within 180 days after the end of its financial years, its audited financial statements for that financial year prepared in accordance with RAS;

(b)                                 as soon as the same become available but in any event within 95 days after the end of each of its financial years, its unaudited financial statements for that financial year prepared in accordance with RAS;

(c)                                  as soon as the same become available, but in any event within 35 days after the end of each quarter of each of its financial years, its financial statements for that financial quarter prepared in accordance with RAS; and

8.2                         Requirements as to financial statements

(a)                          Each set of financial statements delivered by the Guarantor pursuant to Clause 8.1 (Financial statements) shall be certified by the general director and the chief accountant of the Guarantor as fairly representing its financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                         The Guarantor shall procure that each set of its financial statements delivered pursuant to Clause 8.1 (Financial statements) is prepared using RAS, accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in RAS, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)                                    a description of any change necessary for those financial statements to reflect RAS, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(ii)                                 sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) of the Facility Agreement has been complied with and make an accurate comparison between the financial position indicated in those financial statements and its Original Financial Statements.

Any reference in this Deed to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

8.3                         Information: miscellaneous

The Guarantor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                  all documents dispatched by the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                 promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it or any of its Subsidiaries and which is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly, such further information regarding its or any of its Subsidiaries’ financial condition, business and operations as any Finance Party (through the Agent) may reasonably request.

8.4                         Notification of default

The Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Guarantor is aware that a notification has already been provided by another Obligor).

9.                               GENERAL UNDERTAKINGS

The undertakings in this Clause 9 remain in force from the date of this Deed for so long as any amount is outstanding under this Deed or any Commitment is in force.

9.1                         Authorisations

The Guarantor shall promptly:

(a)                                 obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                supply certified copies to the Agent of

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Deed.

9.2                         Compliance with laws

The Guarantor shall comply in all respects with all laws to which it may be subject, if failure so to comply is reasonably likely to impair its ability to perform its obligations under this Deed.

9.3                         Negative pledge

The Guarantor shall not create or permit to subsist any Security over any of its assets other than Permitted Security.

9.4                         Disposals

The Guarantor shall not, and shall procure that none of its Subsidiaries will, enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset other than a Permitted Disposal.

9.5                         Reorganisation

The Guarantor shall not (and shall ensure that none of its Subsidiaries will) enter into or become subject to any consolidation or reorganisation, whether by way of merger (sliyaniye obschestva), company accession (prisoedinyeniye obschestva), company division (razdelyeniye obschestva), company separation (vydelyeniye obschestva), company transformation (preobrazovaniye obschestva), company liquidation (likvidatsiya obschestva) or any other company reorganisation (reorganizatsiya obschestva) (as these terms are construed by applicable Russian law) or otherwise, or any analogous transaction in any jurisdiction, other than the Agreed Reorganisation, in each case, without the prior consent of the Agent.

9.6                         Acquisitions

Save with the prior written consent of the Agent, the Guarantor shall not (and shall ensure that none of its Subsidiaries will) make any Acquisition, other than an Acquisition of a business or going concern with business operations substantially similar to the general nature of the business of the Group, provided that:

(a)                                  the aggregate Acquisition Costs in any financial year do not exceed 25 per cent. of the Total Assets of the Group for such financial year as construed by reference to the consolidated financial statements of the Borrower delivered under paragraph (a) of Clause 18.1 (Financial statements) of the Facility Agreement;

(b)                                 such Acquisition is made at fair market value; and

(c)                                  no Default is continuing or would result from the proposed Acquisition.

9.7                         Change of business

The Guarantor shall procure that no change is made to the general nature of its or any of its Subsidiaries’ business as a whole from that carried on at the date of this Deed.

9.8                         Insurance

The Guarantor shall, and shall procure that each of its Subsidiaries will, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies.

9.9                         Environmental undertakings

The Guarantor shall, and shall procure that each of its Subsidiaries will:

(a)                                   comply with all Environmental Laws to which it may be subject;

(b)                                  obtain all Environmental Licences required or desirable in connection with its business; and

(c)                                   comply with the terms of all those Environmental Licences.

9.10                   Environmental claims

The Guarantor shall, and shall procure that each of its Subsidiaries will, promptly notify the Agent of any claim, notice or other communication received by it in respect of any actual or alleged breach of or liability under Environmental Law.

9.11                   Loans

(a)                          The Guarantor shall not, and shall ensure that none of its Subsidiaries shall, without the prior written consent of the Agent, make any loans or grant any credit to or for the benefit of any person.

(b)                         Paragraph (a) above does not apply to:

(i)                                    any trade credit extended by the Guarantor to its customers on arm’s length terms and in the ordinary course of trading;

(ii)                                 any unsecured loans granted by the Guarantor to another Obligor;

(iii)                              any loans granted by the Guarantor to any other member of the Group which is not an Obligor on arm’s length terms; and

(iv)                             any loans granted by an Obligor to any person which is not a member of the Group, provided that:

(A)                          without prejudice to paragraph (C) below, the aggregate amount of all such loans granted to distributors or suppliers of raw milk and other dairy products to any member of the Group does not exceed 10 per cent. of the Total Assets of the Group;

(B)                            without prejudice to paragraph (C) below, the aggregate amount of all such loans granted to persons other than distributors or suppliers of raw milk and other dairy products to any member of the Group does not exceed 5 per cent. of the Total Assets of the Group; and

(C)                            the aggregate amount of all such loans and credit referred to in this paragraph (iv) does not exceed 10 per cent. of the Total Assets of the Group.

9.12                   Guarantees

The Guarantor shall not, without the prior written consent of the Agent, grant any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person, other than:

(a)                                 any guarantee granted by the Guarantor to any person which is not a member of the Group in respect of the obligations of any other member of the Group;

(b)                                any guarantee or indemnity granted pursuant to this Deed; or

(c)                                 any Permitted Guarantee.

9.13                   Acknowledgement following Agreed Reorganisation

Following completion of the Agreed Reorganisation, the Guarantor shall:

(a)                    if the Agreed Reorganisation in relation to the Guarantor is by way of the merger of the Guarantor and certain Subsidiaries of the Borrower listed in the Agreed Reorganisation Memorandum, (i) if required or desirable in accordance with applicable law, assign its rights and novate its obligations under this Deed to the resulting entity and (ii) procure that the resulting entity shall acknowledge such rights and obligations as if it were an original party to this Deed; or

(b)                   if the Agreed Reorganisation in relation to the Guarantor is by way of the accession of such Subsidiaries to the Guarantor such that the Guarantor is the surviving entity, acknowledge its rights and obligations under this Deed, in each case in form and substance satisfactory to the Agent.

10.                         ASSIGNMENT

The Guarantor may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except as permitted in accordance with the Agreed Reorganisation.

11.                         INCORPORATION OF TERMS

(a)                          The provisions of Clause 25 (Conduct of business by Finance Parties) and Clause 27 (Payment Mechanics) to Clause 34 (Counterparts) of the Facility Agreement shall be incorporated into this Deed as if set out in full in this Deed and as if references in those clauses to “this Agreement” and “the Borrower” were references to this Deed and the Guarantor.

(b)                         For the purposes of Clause 29 (Notices) of the Facility Agreement, the notice details for the Guarantor are as set out on the execution page to this Deed.

12.                         GOVERNING LAW

This Agreement is governed by English law.

13.                         ENFORCEMENT

13.1                   Arbitration

Subject to Clause 13.4 (Agent’s option), any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a “Dispute”) shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules (the “Rules”).

13.2                   Procedure for arbitration

(a)                          The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall serve as Chairman (who shall be a lawyer currently qualified in England and Wales and be admitted to the Bar of England and Wales), shall be appointed by the LCIA Court as soon as possible and, in any event, within 15 days of the appointment of the second arbitrator.

(b)                         In the event the claimant(s) or the respondent(s) shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA Court as soon as possible and, in any event, within 15 days of such failure. In the event that both the claimant(s) and the respondent(s) fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA Court as soon as possible and, in any event, within 15 days of such failure who shall designate one of them as chairman.

(c)                          If all the parties to an arbitration so agree, there shall be a sole arbitrator appointed by the LCIA Court as soon as possible and, in any event, within 15 days of such agreement.

(d)                         The seat of arbitration shall be London, England, and the language of the arbitration shall be English.

(e)                          Where disputes arise under this Deed and/or any other Finance Document which, in the reasonable opinion of the first arbitrator to be appointed by a Finance Party in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitrator shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If he so orders, the parties to each dispute which is subject to his order shall be treated as having consented to that dispute being finally decided:

(i)                                    by the arbitrator who ordered the consolidation unless the LCIA Court decides that he would not be suitable or impartial; and

(ii)                                 in accordance with the procedure, at the seat and in the language specified in the arbitration agreement in the contract under which the arbitrator who ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitrator in the consolidated proceedings.

13.3                   Recourse to courts

Save as provided in Clause 13.4 (Agent’s option), the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

13.4                   Agent’s option

Before an arbitrator has been appointed by a Finance Party to determine a Dispute, the Agent may (and, if so directed by the Majority Lenders shall) by notice in writing to the Guarantor require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 13.5 (Jurisdiction).

13.5                   Jurisdiction

(a)                          Subject to Clause 13.1 (Arbitration), the courts of England have exclusive jurisdiction to settle all Disputes.

(b)                         The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                          This Clause 13.5 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

13.6                   Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

(a)                                  irrevocably appoints Clifford Chance Secretaries Limited of 10 Upper Bank Street, London E14 5JJ, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document governed by English law; and

(b)                                 agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

13.7                   Waiver of immunity

The Guarantor irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on behalf of it or with respect to its assets, any such immunity being irrevocably waived. The Guarantor irrevocably agrees that it and its assets are, and shall be, subject to such proceedings, attachment or execution in respect of its obligations under the Finance Documents.

IN WITNESS whereof this Deed has been executed and delivered and is intended to be delivered as a deed on the date first stated above.

THE GUARANTOR

EXECUTED AS A DEED

PUBLIC JOINT STOCK COMPANY “WIMM-BILL-DANN BEVERAGES”

Address:

Fax No:

Attention:

By:		By:

Name:		Name:

Title:	Authorised signatory	Title:	Chief Accountant

THE AGENT

ING BANK N.V., LONDON BRANCH

By:	By:

Name:	Name:

Title:	Title: